Exhibit 99.1

Name and Address of Reporting Person:	Thomas M. Hagerty
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Fidelity National Financial, Inc.

Date of Event Requiring Statement
(Month/Day/Year):	June 30, 2014

Footnotes to Form 4

(1)  Pursuant to a reclassification exempt under Rule 16b-7, restricted shares of Old FNF common stock outstanding on June 30, 2014 were reclassified into an equal number of restricted shares of FNF Group common stock, plus an additional number of restricted shares of FNF Group common stock with an initial value equal to the value of the FNFV Group common stock the holder would have otherwise received.  The number of additional shares of FNF Group common stock was determined using the volume weighted average prices of FNF Group common stock and FNFV Group common stock over the three trading days immediately following the reclassification.  Restricted stock awards were rounded down to the nearest share and cash was issued in lieu of fractional restricted shares.

(2)  Pursuant to a reclassification exempt under Rule 16b-7, shares of FNF common stock outstanding on June 30, 2014 (the “Old FNF common stock”) were reclassified into one share of FNF Group common stock and 0.3333 shares of FNFV Group common stock.  Cash was issued in lieu of fractional shares of FNF Group or FNFV Group common stock.

(3)  Pursuant to a reclassification exempt under Rule 16b-7, stock options to purchase shares of Old FNF common stock outstanding on June 30, 2014 were reclassified into stock options to purchase shares of FNF Group common stock.  The number of shares and exercise prices of the stock option awards were adjusted to preserve their pre-reclassification intrinsic value using (i) the volume weighted average price of Old FNF common stock over the three trading days immediately preceding the reclassification, and (ii) the volume weighted average price of FNF Group common stock over the three days immediately following the reclassification.  Stock options were rounded down to the nearest share and up to the nearest penny, and cash was issued in lieu of options to purchase fractional shares.

(4)  The option vests in three equal annual installments beginning November 8, 2008.

(5)  The option vests in three equal annual installments beginning October 27, 2009.

(6)  The option vests in three equal annual installments beginning November 23, 2010.

(7)  The option vests in three equal annual installments beginning November 8, 2013.

(8)  The option vests in three equal annual installments beginning November 21, 2014.